SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 6, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-6622	53-0261100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (301) 984-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 1, 2011, Washington Real Estate Investment Trust (“WRIT”) entered into an unsecured revolving credit facility with Wells Fargo Bank, National Association, as administrative agent and issuing bank, a syndicate of banks as lenders, each of The Bank of New York Mellon, Citibank, N.A. and Credit Suisse AG, Cayman Islands Branch as a documentation agent, and Wells Fargo Securities, LLC, as lead arranger and bookrunner. The facility has an initial committed capacity of $400 million and a maturity date of July 1, 2014. This facility has been guaranteed by all of WRIT’s subsidiaries (excluding those subsidiaries that are (a) the owners of properties subject to secured real estate loans that prohibit the execution of guaranties of WRIT’s indebtedness and (b) non-wholly owned subsidiaries that do not guarantee the debt of another person or entity).

The $400 million facility replaces one of WRIT’s existing unsecured revolving credit facilities that had a committed capacity of $262 million and a maturity date of November 1, 2011. WRIT has the option to further increase the capacity under the new facility up to $600 million from $400 million to the extent banks (from the syndicate or otherwise) agree to provide the additional commitment. In addition, WRIT has the ability to extend the maturity date of the facility for an additional one-year period to July 1, 2015. Under the new facility, WRIT can obtain letters of credit up to $40 million and swingline loans (payable on demand) up to $75 million.

Syndicated revolving borrowings under the new facility will bear interest at WRIT’s option of LIBOR plus 1.225% or the base rate plus 1.225%. The base rate is currently equal to the LIBOR market index rate. Fees for letters of credit issued under the facility are equal to 1.225% of the amount available under the letters of credit. Swingline borrowings under the new facility will bear interest at the base rate plus 1.225%. In addition, WRIT pays a facility fee currently equal to 0.225% of the $400 million committed capacity, without regard to usage. The spread over LIBOR or the base rate for syndicated revolving borrowings, the facility fee, the letter of credit fee and the spread over the base rate for swingline loans may be adjusted up or down based on changes in WRIT’s senior unsecured credit ratings. There are five stated pricing levels for (1) the spread over LIBOR for syndicated revolving borrowings and swingline loans, which range from 1.15% to 2.025%, and (2) the facility fee, which range from 0.20% to 0.425%, based upon WRIT’s senior unsecured credit rating.

Under the new facility a competitive bid option is available for borrowings up to $200 million; however, the participating banks have no commitments requiring such bids, and WRIT is not required to borrow if the bid rates are unattractive to WRIT.

As of July 1, 2011, revolving loans to WRIT in an aggregate principal amount of $171 million and one letter of credit in the amount of $885,000 will be outstanding under the facility, which revolving loans were used to pay off amounts outstanding under the replaced facility.

The credit facility contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility. WRIT’s ability to borrow under the facility is subject to WRIT’s compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants affecting WRIT’s leverage under this facility are (1) tangible net worth must be at least $671,852,800 plus 80% of all equity WRIT has issued after March 31, 2011; (2) total indebtedness must not exceed 60% of total asset value; (3) secured debt must not exceed 35% of total asset value; (4) earnings before interest, taxes, depreciation and amortization (“EBITDA”) must be at least 150% of fixed charges; (5) net operating income from un-mortgaged assets must be at least 200% of unsecured interest expense; (6) unencumbered pool value must be at least 167% of consolidated unsecured indebtedness; and (7) restrictions on making certain investments if the aggregate value of an investment would exceed 15% of the value of WRIT’s total asset value. For purposes of these covenants, total asset value is calculated primarily as the sum of (a) WRIT’s quarterly EBITDA annualized then capitalized at 7.5%, (b) cash, cash equivalents (excluding tenant deposits and other restricted cash and cash equivalents) and readily marketable securities, (c) the current book value of construction in process, (d) the current book value of properties acquired during the most recent fiscal quarter and (e) the book value of unimproved land. Unencumbered pool value is generally calculated as the sum of WRIT’s quarterly net operating income from unencumbered properties annualized then capitalized at 7.5% plus the book value of unencumbered properties acquired during the most recent fiscal quarter.

The credit facility contains cross default provisions with WRIT’s other material indebtedness.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBITS

4.1	Credit Agreement, dated as of July 1, 2011, by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, each of The Bank of New York Mellon, Citibank, N.A. and Credit Suisse AG, Cayman Islands Branch as a documentation agent, Wells Fargo Securities, LLC, as lead arranger and bookrunner, and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press release issued July 5, 2011 regarding the unsecured revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin
Laura M. Franklin

Executive Vice President Accounting,
Administration and Corporate Secretary

Date: July 6, 2011